MERGER AGREEMENT
     This Merger Agreement (this “Agreement”) is entered into as of January 22, 2009 among GERA Danbury LLC, a Delaware limited liability company (referred to herein as “Seller” or “Danbury LLC”), GERA Property Acquisition LLC, a Delaware limited liability company (the “Company”), Grubb & Ellis Company, a Delaware corporation (“Parent”), Matrix Connecticut, LLC, a Delaware limited liability company (“Buyer”), and Matrix Danbury, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”).
RECITALS
     A. The Company is the sole member of Seller, and Parent is the sole member of the Company.
     B. Buyer is the sole member of Merger Sub.
     C. Seller is the owner of the Property (as defined below). The Property is currently encumbered by a first mortgage loan (the “Loan”) in the original principal amount of $78,000,000 (the “Loan Amount”) with respect to which the full Loan Amount has been drawn, with a portion of such Loan Amount held in the Reserves (as hereinafter defined) for the benefit of the Property and its operation. The Loan is evidenced and secured by (a) that certain Promissory Note dated June 15, 2007 (the “Note”) given by Seller to Wachovia Bank, National Association (together with its successors and assigns, the “Lender”), (b) that certain Open-End Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated June 15, 2007 given by Seller to Lender and recorded on June 20, 2007 in volume 1941 at Page 879 of the Danbury Land Records (the “Mortgage”) and (c) the instruments and other agreements listed on Schedule 1 attached hereto and made a part hereof (the “Ancillary Loan Documents”). The Note, the Mortgage and the Ancillary Loan Documents are sometimes collectively referred to herein as the “Loan Documents.”
     D. Buyer, Seller, Parent, the Company and Merger Sub have agreed to a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the applicable provision of the Delaware Limited Liability Company Act (the “DLLCA”).
     NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:
     1. Merger.
     1.1 On the terms and subject to the conditions of this Agreement, as amended from time to time, at the Effective Time of the Merger (as defined below), in accordance with this Agreement and the DLLCA, Merger Sub shall merge with and into the Company, the Company shall continue as the surviving entity (the “Surviving Entity”), and the separate existence of Merger Sub shall cease. As used herein, “Effective Time of the Merger” shall mean the time of the filing of the Certificate of Merger with the Secretary of State of Delaware.
     1.2 Immediately following the Merger, the Surviving Entity shall: (i) possess all the rights, privileges, immunities and franchises, both public and private, of the Constituent Entities (as defined below); (ii) be vested with all property, whether real, personal or mixed, and all debts due on whatever account, and all other causes of action, and all and every other interest belonging to or due to each of the Constituent Entities; and (iii) be responsible and liable for all the obligations and liabilities of each of the Constituent Entities not otherwise terminated as provided in this Agreement, all with the effect set forth in the DLLCA and this Agreement. “Constituent Entities” means Merger Sub and the Company, the entities which are a party to the Merger.
     1.3 At the Closing, the parties hereto shall cause a Certificate of Merger to be filed with the Secretary of State of Delaware in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA (the “Certificate of Merger”). The Merger shall be effective as of the Effective Time of the Merger.
     1.4 At the Effective Time of the Merger: (i) the outstanding limited liability company interests of Merger Sub and the Company shall be converted in accordance with Section 1.5 of this Agreement; (ii) the Certificate of Formation of the Company as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Formation of the Surviving Entity, and thereafter may be amended in accordance with its terms and as provided by law; (iii) the Amended and Restated Limited Liability Company Operating Agreement of the Company, in substantially the form attached hereto as Exhibit C, shall become the limited liability company agreement of the Surviving Entity (the “Amended LLC Agreement”), and thereafter may be amended in accordance with its terms and as provided by law; and (iv) the officers of the Company in office immediately prior to the Effective Time of the Merger, if any, shall be the officers of the Surviving Entity, and thereafter shall hold office from the Effective Time of the Merger until their respective successors shall have been duly elected or appointed and qualified in the manner provided for in the Amended LLC Agreement, or as otherwise provided by law, or until their earlier death, resignation or removal.
     1.5 Effective as of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Merger Sub or the Company or their respective members: (i) the limited liability company interests in Merger Sub outstanding at the Effective Time of the Merger shall be converted into limited liability company interests in the Surviving Entity, and (ii) the limited liability interests in the Company outstanding at the Effective Time of the Merger shall be converted into the right to receive the Purchase Price payable under, and subject to adjustments and prorations as set forth in, this Agreement and such limited liability company interests shall be deemed to be surrendered by Parent and cancelled by the Surviving Entity.
     1.6 At the Closing, in consideration of the Merger, Buyer shall pay, or cause to be paid to Parent, the Purchase Price, as adjusted as provided below.

     2. Purchase Price. Subject to the charges, prorations and other adjustments set forth in this Agreement, the total Purchase Price to be paid to Parent in consideration of the Merger shall be Seventy-Six Million Dollars ($76,000,000.00) (“Purchase Price”) payable as follows:
     2.1 Deposit/Further Payments/Down Payment. Within one business day after the Effective Date (as hereinafter defined), Buyer deposited into escrow (the “Initial Escrow”) the amount of $1,250,000.00 (the “Initial Deposit”), in the form of a wire transfer payable to Title First Agency (“Initial Escrowee”). Concurrently with the execution of this Agreement, (a) Buyer shall deposit into Escrow, by wire transfer payable to First American Title Insurance Company (“Escrow Holder”), the amount of $5,000,000.00 (the “Additional Deposit”, which collectively with the Initial Deposit, is called the “Deposit”), and (b) Buyer shall cause the Initial Deposit to be transferred from the Initial Escrowee to Escrow Holder. The Deposit shall be held by Escrow Holder in accordance with the terms of the Escrow Agreement (the “Escrow Agreement”) to be executed among Buyer, Seller, Parent and Escrow Holder contemporaneously with the execution of this Agreement. If Buyer fails to timely make the Additional Deposit, Seller may, at its option, terminate this Agreement by notice to Buyer. The Initial Deposit and the Additional Deposit shall each be nonrefundable except as provided in Section 10 hereof and Section 14.1 hereof. Escrow Holder shall place the Deposit into an insured, interest-bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account.
     2.2 Balance of the Purchase Price. On or before Closing, Buyer shall deposit into Escrow the balance of the Purchase Price (subject to adjustments and prorations as set forth herein) by wire transfer payable to Escrow Holder.
     3. Title to Property. During the Inspection Period (hereafter defined) Buyer shall review and approve the Title Documents (hereinafter defined) and the Survey (hereinafter defined). If the Title Documents or Survey or any title report or title commitment obtained by Buyer from FirstAm (as hereinafter defined) reflect or disclose any defect, exception or other matter affecting the Property (“Title Defects”) that is unacceptable to Buyer, within ten (10) business days after the Effective Date, Buyer shall provide Parent with written notice of Buyer’s objections. Parent may, at its sole option, elect to cure or remove (by endorsement or otherwise) the objections made by Buyer. Should Parent elect to attempt to cure or remove (by endorsement or otherwise) the objection, it shall be a condition precedent to Buyer’s obligation to consummate the Merger that Parent cures or removes (by endorsement or otherwise) such title objection prior to the Closing. Unless Parent provides written notice to Buyer two (2) business days before the expiration of the Inspection Period that Parent intends to cure or remove (by endorsement or otherwise) Buyer’s title objections, Parent shall be deemed to have elected not to cure or remove Buyer’s title objections, and Buyer shall be entitled, as Buyer’s sole and exclusive remedy, either to (i) terminate this Agreement by written notice to Parent on or prior to the earlier of the expiration of the Inspection Period and five (5) business days after the date, if any, that Parent gives a written notice to Buyer that Parent does not intend to cure or remove Buyer’s title objections, in which event the Deposit shall be paid to Parent (or at Parent’s direction, to Seller) and Buyer shall return the Due Diligence Items (hereinafter defined) or (ii) waive the objections and close this transaction as otherwise contemplated herein. If Buyer shall fail to terminate this Agreement during the Inspection Period, all matters shown on the Survey and all matters described in the Title Report (and any matters described in any title report or title commitment from FirstAm (as hereinafter defined)), except for monetary liens for indebtedness of Parent and any matters Parent has agreed to cure in writing, shall be deemed “Permitted Exceptions.” Permitted Exceptions shall also include, without limitation, the Loan Documents which are recorded against the Property. Notwithstanding anything to the contrary contained herein, Buyer has elected, by giving written notice to Seller within three (3) business days after the Effective Date, to substitute First American Title Insurance Company (“FirstAm”) as the Escrow Holder hereunder. At Closing Buyer may elect to obtain from FirstAm either the Title Policy (as hereinafter defined) or, at the election of Buyer, an endorsement to Seller’s existing owner’s policy(s) of title insurance to the effect that such title insurance policy(s) remains in full force and effect notwithstanding the Merger (the “Endorsement”). In the event either Title Policy or the Endorsement is not available or FirstAm fails or refuses to issue either the Title Policy or the Endorsement, the Endorsement or the Title Policy shall be issued by Chicago Title Insurance Company (“CTI”), As a result, (a) any exceptions or matters that are set forth in a title report, title commitment or title endorsement or title policy issued by FirstAm but are not set forth in the Survey, the Title Report and other Title Documents (as hereinafter defined) delivered to Buyer by Parent shall be deemed to be “Permitted Exceptions” hereunder, (b) Parent shall not be required to spend any more for the Endorsement or title policy, in each case issued by FirstAm, than it would have paid to CTI pursuant to CTI’s proposal (a copy of which has been provided to Buyer), with any such difference, if any, being paid by Buyer, and (c) Buyer shall pay any and all costs of CTI in connection with its proposal (not to exceed $2,000).
     4. Due Diligence Items.
     4.1 Seller has delivered to Buyer (either by delivery to Buyer or by posting the same on the Peracon Website and providing Buyer an access code thereto), to the extent the same are available, and Buyer hereby acknowledges receipt of the following items (together with the items described in Section 4.2, collectively, the “Due Diligence Items”):
     4.1.1 Any existing survey of the Property, in Seller’s possession (the “Survey”);
     4.1.2 A current preliminary title report or title commitment (the “Title Report”) sufficient for the issuance of a standard coverage owner’s policy of title insurance, with standard provisions and exceptions (the “Title Policy”) to Buyer from the Escrow Holder, together with copies of all documents constituting exceptions to the title as reflected in the Title Report (collectively referred to hereinafter as the “Title Documents”);
     4.1.3 A list of all Contracts, together with copies of the same;
     4.1.4 True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for the period of time that Seller owned the Property prior to the current year and, if available, for the current year;

     4.1.5 A schedule of all current or pending litigation with respect to the Property or any part, thereof, if any;
     4.1.6 Operating statements for Seller’s ownership period and monthly operating statements for the calendar year to date;
     4.1.7 An inventory of all personal property located on the Property, used in the maintenance of the Property or stored for future use at the Property and an inventory of all furniture and appliances used in the units, if any;
     4.1.8 Copies of the environmental reports listed on Schedule 2 attached hereto and made a part hereof;
     4.1.9 Copies of all minute books or comparable limited liability company records for the Company and Seller;
     4.1.10 Copies of the Loan Documents; and
     4.1.11 A schedule of the outstanding Reserves of Seller described in Section 7.7(b) of this Agreement as of January 8, 2009, a copy of which is attached hereto as Schedule 4.1.11 hereto.
     As used in this Agreement, the term “Property” shall mean, collectively:
     (A) the land, described on Exhibit A attached hereto, together with all structures, buildings, improvements, machinery, fixtures, and equipment affixed or attached to the Land and all easements and rights appurtenant thereto, including; (i) all easements, privileges and rights belonging or in any way appurtenant to the Land (as hereinafter defined), (ii) any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land, and (iii) any and all air rights, subsurface rights, development rights, and water rights permitting to the Land (all of the foregoing being collectively referred to herein as the “Land”);
     (B) all leases or other agreements for the occupancy of the improvements located on the Land of any nature (the “Leases”), including associated amendments, with all persons (“Tenants”) leasing the Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Closing, together with all security deposits, other deposits held in connection with the Leases, and all of Seller’s right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases;
     (C) all tangible and intangible personal property owned by Seller located on or used in connection with the Land, including, specifically, without limitation, all sculptures, paintings and other artwork all equipment, furniture, tools and supplies, all plans and specifications and other architectural and engineering drawings, if any, with respect to the Land, and any other personal property and all related intangibles as are owned by Seller and currently located in, on or about or are used for the operation, maintenance, administration or repair of the Land, including Seller’s interest, if any, in the common name of the Land (the “Personal Property”);
     (D) all service contracts, agreements, warranties and guaranties relating to the operation of the Property as of the Effective Date, to the extent assignable, and any other service and operating agreements pertaining to the Property that are entered into by Seller after the date of this Agreement and prior to the Closing in accordance with the terms of this Agreement, in each case to the extent approved by Buyer in accordance with this Agreement (collectively, the “Contracts”); provided, however, that the Contracts other than those Contracts set forth on Schedule 4.1.11(D) to this Agreement shall be terminated by Seller on or before the Closing at Seller’s expense; and
     (E) all building permits, certificates of occupancy and other certificates, permits, consents, authorizations, variances or waivers, dedications, subdivision maps, licenses and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Property (the “Permits”),
     4.2 Seller shall make the following available for inspection by Buyer during ordinary business hours at Seller’s management office:
     4.2.1 All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Property in the possession of Seller, if any.
     4.2.2 The tenant files, books and records relating to the ownership and operation of the Property.
     5. Inspections.
     5.1 Buyer shall have a temporary non-exclusive license to enter and conduct non-invasive feasibility, environmental, and physical studies collectively of the Property that Buyer may deem necessary or advisable (the “Inspections”) at any time during the Inspection Period, on the terms set forth in this Article 5, Buyer shall not conduct invasive testing of any kind (including without limitation, “Phase II” environmental testing) without Seller’s consent, which consent shall not be unreasonably withheld. Buyer’s right to conduct the Inspections shall be subject to rights of Tenants and shall be subject to such conditions as may be reasonably imposed by Seller in order to avoid disruption at the Property, All of the Inspections shall be conducted at the expense of Buyer without contribution from Parent or Seller of any kind or amount.
     5.2 Buyer must arrange all Inspections of the Property with Seller at least two (2) business days in advance of any Inspections. At Seller’s election, a representative of Seller shall be present during any entry by Buyer or its representatives upon the Property for conducting said Inspections. Buyer and its agents shall maintain equipment and other materials in an orderly manner while they are located on the Property and to maintain them in locations specified by Seller. Buyer agrees to remove all debris and trash resulting from the Inspections on a daily basis and to remove all equipment and other materials used by Buyer or its agents as soon as the activity for which such equipment and other materials are used is completed. Buyer and its agents shall take all appropriate measures for the safety of persons and property on the Property and shall comply with all applicable legal requirements. Buyer shall, at its sole cost and expense, promptly restore any damage to the Property resulting from the Inspections including but not limited to repair of surface openings resulting from tests. Buyer shall promptly provide to Seller a copy of all reports and test results prepared or furnished in connection with the Inspections.
     5.3 In the event that the Inspections show any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer’s sole subjective discretion, then Buyer shall be entitled, as its sole and exclusive remedy, to (1) terminate this Agreement by written notice to Parent on or prior to the expiration of the Inspection Period, or (2) waive the objection, and close the Merger as otherwise contemplated herein. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections.
     5.4 Buyer shall indemnify, save and hold Parent and Parent’s officers, agents, employees, directors, trustees, invitees, affiliates (including, without limitation, the Company and Seller, each with respect to the period prior to the Closing), successors, and assigns (collectively “Indemnitees”) harmless against all losses, costs, expenses, liabilities, claims, litigation, demands, proceedings and damages (including but not limited to attorney’s fees) suffered, or incurred by Parent or any such Indemnitee arising out of and limited to the Inspections, provided that Buyer shall not incur any liability due to its discovery, without exacerbation, of the condition of any Hazardous Materials or other circumstances at the Property. Buyer waives any claims against Parent and/or any Indemnitee arising out of the Inspections or this Agreement other than claims that are solely caused by or solely arise from any gross negligence or willful misconduct of Parent or such Indemnitees: Buyer hereby assumes all responsibility for claims against Parent and/or any Indemnitee by the contractors, subcontractors, employees, and agents of Buyer other than claims that are solely caused by or solely arise from the gross negligence or willful misconduct of Parent or any Indemnitee.
     5.5 Buyer shall, during the term of this Agreement and at all times during which access is available to it, require its subcontractors and agents, to maintain insurance, in form and substance reasonably satisfactory to Parent, with insurance companies acceptable to Parent, the following insurance; Comprehensive General Liability or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) on a general aggregate basis, for bodily injury, death and property damage, and Excess (umbrella) liability insurance with liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence. Each policy of insurance shall name Seller and Parent as additional insureds. Further, each policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller, the Company or Parent. Such policy shall contain a provision that the naming of the additional insureds shall not negate any right the additional insured would have had as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses. A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to entry on the Property. The certificate shall expressly provide that no less than thirty (30) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate. A renewal certificate for each of the policies required in this section shall be delivered to Parent not less than thirty (30) days prior to the expiration date of the term of such policy. Any policies required by the provisions of this section may be made a part of a blanket policy of insurance with a “per project, per location endorsement” so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.
     5.6 During the course of its performance of the Inspections, Buyer will acquire knowledge concerning the Property, the Company and Seller and/or knowledge of other matters of a sensitive business nature (collectively, “Privileged Information”). Except as described below, neither Buyer nor its agents shall disclose to any third party, publicize or suffer or permit any of their respective employees to so disclose or publicize any such Privileged Information, other than to consultants, attorneys and agents as necessary for Buyer’s inspection and analysis of the Property. In the event that Buyer believes in good faith that it is required by any legal requirement to disclose any such Privileged Information, then Buyer shall immediately notify Parent of such belief and the reasons for such belief. If Parent within ten (10) days after receipt of such notice, advises the party that sent the notice that Parent shall itself disclose the information, then Buyer shall not make such disclosure (unless either such party reasonably believes that it must disclose such information by law). If Buyer reasonably believes that such disclosure is required to be made in less than the ten (10)-day period, then the notice to Parent shall so state and Parent’s time to respond will be reduced accordingly.
     5.7 The obligations of Buyer and Seller described in this Article shall survive the Closing or any termination of this Agreement.
6. Approval.
     6.1 Buyer shall have until the date of this Agreement (“Inspection Period”) to approve or disapprove the Inspections. If Buyer shall fail to notify Parent and Escrow Holder of its disapproval of the Inspections in writing within the Inspection Period, the condition of the Property shall be deemed approved. If Buyer shall disapprove the Inspections within the Inspection Period and shall terminate this Agreement as provided in Section 5.3, this Agreement and the Escrow shall thereupon be terminated and effective on such termination the Deposit shall be paid to Parent, Buyer shall not be entitled to consummate the Merger or otherwise purchase the Property, Parent shall not be obligated to consummate the Merger or otherwise sell the Property to Buyer, and the parties hereto shall be relieved of any further obligation to each other with respect to the Merger or the Property, except as provided in Paragraph 5.
     6.2 Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Parent all Due Diligence Items which have been delivered by Parent or its affiliates to Buyer in connection with the Inspections, along with copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by third parties relating to the Property, subject to restrictions on Buyer’s ability to make any such materials available to Parent that are imposed in any agreement with a third party consultant preparing any such reports or materials (“Buyer’s Reports”); provided, however, that delivery of such copies and information by Buyer shall be without warranty or representation whatsoever, express or implied, including without limitations, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. Buyer shall cooperate with Parent at no expense to Buyer in order to obtain a waiver of any such restrictions.
     6.3 Contracts. On Schedule 4.1.11(D) to this Agreement, Buyer has designated to Seller the Contracts which Buyer has approved and the Surviving Entity intends to continue after the Closing. Taking into account any credits or prorations to be made pursuant to this Agreement for payments coming due after Closing but accruing prior to Closing, the Surviving Entity will assume the obligations arising from and after the Closing Date under all Contracts set forth on Schedule 4.1.11(D). At Seller’s expense, Seller shall, to the extent that Seller has the right to terminate such Contracts, terminate at Closing all the Contracts which are not set forth on Schedule 4.1.11(D) to this Agreement.
     7. Escrow.
     7.1 Opening. The closing of the Merger shall be consummated through the escrow (“Escrow”) set up with Escrow Holder pursuant to the terms of the Escrow Agreement. The Escrow shall be deemed to be opened as of the date fully executed copies (or counterparts) of this Agreement were delivered to Escrow Holder by Buyer and Seller (“Opening of Escrow”). This Agreement, as amended from time to time, shall be considered as the Escrow instructions between the parties with respect to the Escrow, with such further instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions with respect to the Escrow, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall be promptly signed by the parties to this Agreement and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control.
     7.2 Closing.
          7.2.1 Escrow shall close (“Closing”):

     (a) Unless Buyer delivers to Parent an Extension Notice as provided in and in accordance with Section 7.2.2, on the 30th day after the expiration of the Comfort Period (as defined below) (or the next business day if said 30th day is not a business day), or such earlier date as shall be mutually agreed to by the parties; or
     (b) In the event Buyer delivers an Extension Notice to Parent as provided in and in accordance with Section 7.2.2, on the ninetieth (90th) day after the expiration of the Comfort Period (or the next business day if said 90th day is not a business day), or such earlier date as shall be mutually agreed to by the parties.
     7.2.2 Buyer shall have thirty (30) days from the date of this Agreement (the “Comfort Period”) to confirm, to its reasonable satisfaction, that the consummation of the Merger will not breach a representation or warranty or covenant of Seller under the Loan Documents or otherwise give rise to a default by Seller under the Loan Documents. In the event that Buyer is unable to attain the confirmation referenced in the preceding sentence during the Comfort Period, Buyer may provide Parent with written notice, on or before the last day of the Comfort Period, of Buyer’s election to extend the date of the Closing for an additional ninety (90) days after the expiration of the Comfort Period (the “Extension Notice”). Parent shall have the right to have a representative present during, or to otherwise participate in, any and all telephone calls and/or meetings and to be copied on all correspondence with respect to the Loan, including correspondence via electronic mail, Buyer or its representatives may have with Lender(s) during the Comfort Period. So as not to unreasonably delay any such calls and/or meetings, Parent agrees to make itself available to participate in such calls and/or meeting provided that Buyer gives Parent twenty-four (24) hours prior notice of each such call and/or meeting,
     7.3 Buyer Required to Deliver. Buyer shall deliver to Escrow the following:
     7.3.1 Concurrently with the Opening of Escrow, the Deposit;
     7.3.2 On or before Closing, the Purchase Price, subject to the closing adjustments, credits and prorations contemplated hereby;
     7.3.3 On or before Closing, such other documents as Title Company may reasonably require from Buyer in order to issue the Title Policy;
     7.3.4 The Certificate of Merger duly executed by Merger Sub;
     7.3.5 A counterpart closing statement (the “Closing Statement”) setting forth the Purchase Price and all prorations, credits, charges and other adjustments thereto pursuant to Section 7.7 of this Agreement;
     7.3.6 All transfer declarations, affidavits of value or similar documentation required by law; and

     7.3.7 A certificate of an officer, manager or, if applicable, the sole member of each of Merger Sub and Buyer certifying, on behalf of their respective entity, as true and correct the following: (a) a certified copy of such entity’s Certificate of Formation; (b) a copy of the limited liability agreement of such entity, including all amendments thereto; (c) a certificate of good standing of such entity, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of such entity’s state of organization; (d) the incumbency and/or specimen signature of each officer or other authorized signatory of such entity executing, on behalf of such entity, this Agreement and any other document delivered in connection with the Merger; (e) a copy of the resolutions of such entity’s members and managers authorizing the Merger and the execution, delivery and performance of this Agreement and any other document delivered in connection with the Merger.
     7.4 Seller Required to Deliver. On or before Closing, Parent shall deliver to Escrow the following:
     7.4.1 The Certificate of Merger duly executed by the Company;
     7.4.2 An executed certificate of non-foreign status;
     7.4.3 Intentionally omitted;
     7.4.4 The resignations of each officer and director, if applicable, of each of the Company and Seller requested by Buyer;
     7.4.5 A counterpart Closing Statement setting forth the Purchase Price and all prorations, credits, charges and other adjustments thereto pursuant to Section 7.7 of this Agreement;
     7.4.6 Such other documents as Title Company may reasonably require from Seller in order to issue the Title Policy or Endorsement, as applicable;
     7.4.7 Omitted;
     7.4.8 All keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s possession (which Buyer agrees may be delivered by leaving such items in the management office of the Property);
     7.4.9 All records and files relating to the management or operation of the Company, Seller and the Property, including, without limitation, all insurance policies, all security contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Property (which Buyer agrees may be delivered by leaving such items in the management office of the Property), and all minute books or equivalent limited liability company records of the Company and Seller;
     7.4.10 All transfer declarations, affidavits of value or similar documentation required by law; and
     7.4.11 A certificate of an officer, manager or, if applicable, the sole member of each of Parent and the Company certifying, on behalf of their respective entity, as true and correct the following: (a) a certified copy of such entity’s Certificate of Formation or Certificate of Incorporation, as applicable; (b) a copy of the limited liability agreement or by-laws of such entity, including all amendments thereto; (c) a certificate of good standing of such entity, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of such entity’s state of organization; (d) the incumbency and/or specimen signature of each officer or other authorized signatory of such entity executing, on behalf of such entity, this Agreement and any other document delivered in connection with the Merger; (e) a copy of the resolutions of such entity’s board of directors or members and/or managers, as applicable, authorizing the Merger and the execution, delivery and performance of this Agreement and any other document delivered in connection with the Merger.
     7.5 Buyer’s Costs. Buyer shall pay the following:
     7.5.1 One-half of the Escrow Holder’s fees, costs and expenses;
     7.5.2 The cost of recording any documents relating to Buyer’s financing;
     7.5.3 Intentionally omitted;
     7.5.4 Title Company’s premium for any extended coverage endorsement or any other endorsement to the Title Policy other than the Endorsement; and
     7.5.5 All other costs customarily borne by Buyers of real property in the county in which the Property is situated;
     7.6 Parent’s Costs. Parent shall pay the following:
     7.6.1 One-half of Escrow Holder’s fees, costs and expenses;
     7.6.2 Title Company’s premium for the Title Policy or Endorsement (excluding the premium of any extended coverage endorsement or any other endorsement to the Title Policy), as applicable;
     7.6.3 Any transfer taxes or similar taxes;
     7.6.4 All other costs not itemized above which are customarily borne by sellers of real property in the county in which the Property is situated.

     7.7 Prorations.
     7.7.1 Items to be Prorated. The following shall be prorated between Parent and Buyer as of the Closing, with Buyer (by virtue of its indirect ownership of Seller) being deemed the owner of the Property as of the Closing:
     (a) Debt. Buyer shall receive a credit from Parent at Closing for the aggregate amount outstanding under the Loan on the Closing Date.
     (b) Reserves. Parent shall receive a credit from Buyer at Closing in the amount of any existing tenant improvement, lease commission, capital improvement, insurance, property tax and any other impounds, deposits and reserves and any lock box accounts to the extent held by Lender pursuant to Article V of the Mortgage in connection with the Loan at Closing, plus any interest accrued on any of the foregoing (the “Reserves”) as of the close of business on the day prior to the Closing, the aggregate outstanding balance of which Reserves as of January 8, 2009 is set forth on Schedule 4.1.11 to this Agreement.
     (c) Interest. Interest due on the Loan in the month during which the Closing takes place shall be prorated ratably between Parent and Buyer.
     (d) Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Real Estate Taxes”), which are payable during the calendar year within which the Closing (regardless of when such taxes are levied or assessed or the calendar year, tax year or other period to which such taxes may be attributable) occurs based upon the actual number of days in the calendar year. With respect to any portion of the Real Estate Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Real Estate Taxes shall be based upon the most recently issued tax bill for the Property, and shall be calculated based upon the maximum early payment discount available, if applicable. The prorations for taxes and assessments which are made at Closing shall be final, and not subject to reproration after Closing. Upon the Closings, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Closing. In no event shall Parent be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Closing. With respect to all periods for which Seller has paid Real Estate Taxes, Parent hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same. Parent shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Closing which Seller has paid or for which Parent has given a credit to Buyer shall belong to and be the property of Parent, including, without limitation, the installment tax credit in the amount of $214,201.16 partially evidencing the prior overpayment of real estate taxes on the Property which is to be credited to Seller on its July 2009 tax bill affecting the Property (the “July Tax Credit”), the amount of which July Tax Credit shall be reimbursed to Parent by Buyer or Glen Nelson, as the principal of Buyer, by wire transfer within seven (7) days after the tax bill reflecting such credit is issued; provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Parent directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Closing shall belong to and be the property of Buyer. Buyer agrees to cooperate with Parent in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing, as may be necessary to carry out the intention of this subparagraph, including the delivery to Parent, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Parent. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.
     (e) Rents. Buyer will receive a credit at the Closing for all rents collected by Parent prior to the Closing and allocable to the period from and after the Closing based upon the actual number of days in the month. No credit shall be given Parent for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid and Parent shall retain the right to collect any such rent provided Parent does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Parent after the Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after the Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Seller (accruing to the benefit of Buyer) for the period after Closing and finally to any rent due to Seller (accruing to the benefit of Parent) for the period prior to Closing; provided, however, notwithstanding the foregoing, (a) if Parent collects any payments from Tenants after Closing through its own collection efforts, Parent may first apply such payments to rent due Seller (and accruing to the benefit of Parent) for the period prior to Closing, and (b) any amounts received after

Closing on account of the lease with Tasker Capital Corp. (n/k/a Tasker Products Corp.) shall be paid to Parent.
     (f) CAM Expenses. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease-by-lease basis with each of Buyer and Parent being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the parties’ respective periods of ownership of the Company and Seller during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing Parent shall submit to Buyer an itemization of Seller’s CAM Charges operating expenses through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Closing. In the event that Parent has received, indirectly through the Company and Seller, CAM Charges payments in excess of its actual CAM Charges operating expenses, Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that Parent has received, indirectly through the Company and Seller, CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, Parent shall be entitled to receive any deficit but only after Buyer or Seller has received any post-Closing true up payment from the Tenant. Upon receipt by either (i) Parent or (ii) Buyer or the Company or Seller (after the Closing), of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days after the receipt thereof.
     (g) Operating Expenses. All operating expenses (including all Contracts listed on Schedule 4.1.11(D)) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing and the number of days in the Current Billing Period from and after the Closing, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

     (h) Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Tenant Leases, if and to the extent that such deposits are in Parent’s or Seller’s actual possession or control immediately prior to the Closing and have not been otherwise applied by Seller to any obligations of any Tenants under the Tenant Leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall, through its ownership of Seller, assume full responsibility for all security deposits to be refunded to the Tenants under the Tenant Leases (to the extent the same are required to be refunded by the terms of such Tenant Leases). In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), after the Closing, Parent will cooperate with Buyer to have Buyer named as beneficiary under the Non-Cash Security Deposits, if necessary; provided that such cooperation shall be at no cost or expense to Seller. Buyer wilt not receive a credit against the Purchase Price for the Non-Cash Security Deposits.
     (i) Leasing Costs. Parent shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Tenant Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. Parent’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing and which has as its denominator the number of months in the base term of the Lease. Parent shall pay for all tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the Tenants pursuant to the Tenant Leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Closing. Buyer shall not receive a credit for any unexpired rent concessions under any of the Leases.
     (j) Percentage Rent. Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Buyer and Parent outside of Closing as of the Closing on a Lease-by-Lease basis, as follows; (a) Parent shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Parent owned the Company and Seller to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either (i) Buyer or Seller (following the Closing) or (ii) Parent of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within five (5) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer or Parent to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.
     7.7.2 Calculation; Reproration. Prior to Closing the parties shall jointly prepare an estimated closing statement which shall set forth the Purchase Price, as adjusted for the costs payable under Sections 7.5 and 7.6 and the prorations, credits and adjustments provided for in Section 7.7.1 and elsewhere in this Agreement. Any item (including, without limitation, the Reserves) which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subparagraph. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within one hundred twenty (120) days after the Closing, at which time all prorations shall be binding and conclusive.
     7.7.3 Items Not Prorated. Seller and Buyer agree that (a) all of the insurance policies relating to the Company, Seller and/or the Property will be cancelled or terminated by Parent with respect to the Company, Seller and the Property effective as of the Closing Date and Buyer shall responsible for arranging for its own insurance for the Company, Seller and the Property as of the Closing; and (b) utilities, including telephone, electricity, water and gas, shall be read on the Closing and Buyer shall be responsible for, and shall provide Parent with evidence of, all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing, including the posting of any required deposits, and Parent shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments attributable to Seller to the extent applicable to the period prior to the Closing, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 7.7.l(g) above,

     7.7.4 Indemnification. Buyer and Parent shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this section.
     7.7.5 Survival. This Section 7.7 shall survive the Closing.
     7.8 Connecticut Transfer Act. Buyer and Seller acknowledge that the Property is an “establishment” under the Connecticut Transfer Act (the “Transfer Act”). In connection with Seller’s purchase of the Property: (a) Danbury Buildings Co., L.P., and Danbury Buildings, Inc. (collectively “Danbury”), being the parties who sold the Property to Seller, filed a “Form III” as the “Certifying Party” with the Connecticut Department of Environmental Protection (“DEP”), (b) Danbury, Bridgewater Investments, Inc. and Buckeye Casa Grande, L.P., executed and delivered to Seller that certain Environmental Indemnity Agreement dated June 14, 2007 (the “Environmental Indemnity Agreement”) and (c) Danbury, Seller and Chicago Title Insurance Company entered into that certain Environmental Escrow Agreement dated June 14, 2007 (the “Escrow Agreement”). On or prior to the Closing, Buyer shall file a “Form III” as the “Certifying Party” with the DEP in accordance with the provisions of the Transfer Act and shall perform all obligations of the Certifying Party without recourse to Parent or any of its affiliates.
     8. Representations. Warranties, and Covenants.
     8.1 Representations of Parent. Parent hereby represents and warrants to Buyer as follows:
8.1.1 (a) The Company is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware. The Company has qualified as a foreign limited liability company, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would have a material adverse effect.
          (b) Parent is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Parent has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its asset requires such qualification and where the failure to so qualify would have a material adverse effect.
     8.1.2 Parent and the Company each have all necessary limited liability company and corporate power and authority, as applicable, to carry on their respective businesses as such businesses are now being conducted. Parent’s and the Company’s execution, delivery and performance of this Agreement and the other documents contemplated hereby to which each may be a party and consummation of the transactions contemplated in this Agreement have been duly and validly approved by all necessary actions. No other limited liability company or corporate proceeding is necessary on the part of either Parent or the Company to authorize the execution, delivery and performance of this Agreement, any other document contemplated hereby to which such entity is a party and the consummation of the transactions contemplated in this Agreement. This Agreement is a legal, valid and binding obligation of each of the Company and Parent, enforceable against the Company and Parent, respectively, in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally and by the availability of injunctive relief, specific performance and other equitable remedies.
     8.1.3 To the best of Parent’s knowledge, except for the acceptance of the Certificate of Merger by the Delaware Secretary of State, no consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with Parent’s and the Company’s consummation of the transactions contemplated in this Agreement.
     8.1.4 As of the date hereof, the Company has three wholly owned subsidiaries: Danbury LLC, GERA Abrams Centre LLC (“Abrams LLC”), and GERA 6400 Shafer LLC (“Shafer LLC”). Each of Danbury LLC, Abrams LLC and Shafer LLC is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware, is qualified as a foreign limited liability company and is in good standing under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where failure to so qualify would have a material adverse effect, and has full limited liability company power to carry on its business as such business is now being conducted. Other than the named subsidiaries, the Company has not and does not hold or beneficially own any other direct or indirect interest (whether it be common or preferred stock or any comparable ownership interest in any entity that is not a corporation) in any entity or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any other entity.
     8.1.5 One hundred percent (100%) of the limited liability company interest in the Company is owned beneficially and of record by Parent, free and clear of all liens and encumbrances. There are no outstanding subscriptions, options, warrants, rights, calls, convertible securities or other securities of the Company obligating the Company to issue any equity of any kind. One hundred percent (100%) of the limited liability company interest in Danbury LLC is owned beneficially and of record by the Company, free and clear of all liens and encumbrances, other than liens or encumbrances created by the Loan Documents. There are no outstanding subscriptions, options, warrants, rights, calls, convertible securities or other securities of Danbury LLC obligating Danbury LLC to issue any equity of any kind.

     8.1.6 All federal, state and local returns required to be filed by the Company or any subsidiary relating to income, sales, use, ad valorem, transfer or other taxes, fees, assessments or charges of any kind have been sled on a timely basis where the failure to file any such return would have a material adverse effect. No extension of time within which to file any such returns has been requested or granted. With respect to all amounts in respect of taxes set forth in the preceding sentence that are imposed upon the Company or any of its subsidiaries or for which the Company or any of its subsidiaries is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the Closing Date, to the best of Parent’s knowledge, all applicable tax laws have been complied with and all amounts required to be paid by the Company or any of its subsidiaries (as the case may be) to taxing authorities on or before the date hereof have been paid, in each case where the failure to so comply or to so pay such amounts would have a material adverse effect.
     8.1.7 Parent is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
     8.1.8 To the best of Parent’s knowledge, except as disclosed in writing by Parent or Seller pursuant to Section 4.1.5, Parent has received no written notice of any pending or threatened private or governmental litigation or any order or judgment against Parent or Seller relating to the Company or the Property that might, if adversely determined, result in a material adverse change in the Company, the Property, its operation or the validity of this Agreement.
     8.1.9 Except as may be set forth in the Due Diligence Items, neither Parent nor Seller has received any written notice from a governmental authority that the Property does not comply with applicable laws.
     8.1.10 To the best of Parent’s knowledge, the Due Diligence Items delivered to Buyer constitute materials that are customarily used by Seller in the ordinary course of operating the Property and Seller has not intentionally withheld or intentionally misstated any of the information included in the Due Diligence Items.
     8.1.11 Except as set forth in the Due Diligence Items, to Parent’s knowledge there is no violation of any Environmental Law (as hereinafter defined) with respect to the Property. As used herein, “Environmental Law” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners or operators for environmental matters.
     8.1.12 Neither Parent nor Seller has received a written notice from Lender of either a default under any of the Loan Documents or that the consummation of the Merger shall constitute a default under the Loan Documents.

The representations and warranties contained in Sections 8.1.1 through 8.1.6 and in Section 8.1.12 are made by Parent as of the date of this Agreement. The representations and warranties contained in Sections 8.1.7 through 8.1.11 are made by Parent as of October 31, 2008. In making the foregoing representations and warranties, Parent has not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information related thereto and hereby disclaims liability for any unintentional misstatement. Whenever the term “to Parent’s knowledge” or similar language is used herein with respect to the existence or absence of facts, it signifies that Parent has not undertaken any independent investigation of facts, but instead has based its representation solely upon the current actual knowledge of Mike Waddell, Asset Manager of the Property, and Parent disclaims any obligation to conduct any independent investigation with respect to such matters.
     8.2 Approval of Property; Limitations on Seller Representations and, Warranties.
     8.2.1 Except as may be specifically provided in Section 8.1 of this Agreement, Parent makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports, audits, the materials prepared by Seller or the Company, or any other materials, data or other information whatsoever supplied to Buyer in connection with Buyer’s inspection of the Company. It is the parties’ express understanding and agreement that such materials are provided only for Buyer’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to consummate the Merger, and, in doing so, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Company, Seller and the Property and not on any materials supplied by Parent, the Company or Seller. Except as may be specifically provided elsewhere in this Agreement, Buyer expressly disclaims any intent to rely on any such materials provided to it by Parent, the Company or Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to all obligations in this Agreement (including without limitation Parent’s express representations and warranties) that are expressly stated to survive Closing, the indemnity provisions contained in the documents delivered in connection with the closing of the transactions contemplated by this Agreement (collectively, the “Surviving Obligations”), Buyer hereby releases Parent and its affiliates (including, without limitation, the Company and Seller with respect to the period prior to the Closing) and their respective agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future that Buyer may have relating to (a) the condition of the Property at any time, before or after the Closing, including without limitation, the presence of any hazardous materials, or (b) any other matter pertaining to the Property, the Company or Seller. This release shall survive the Closing or the termination of this Agreement.

8.2.2 (a) In the event of any breach by Parent of any of the preceding representations or warranties or any other breach by Parent or Seller of any other provision of this Agreement which is discovered prior to Closing, Buyer’s sole remedy, following any cure period provided in Section 14.1 of this Agreement, shall be to elect in writing to terminate this Agreement or waive such breach and proceed with the Closing. In the event of any material breach by Parent of any of such representations or warranties or any other material breach by Parent or Seller (with respect to the period prior to Closing) of any other provision of this Agreement or any agreement delivered in connection herewith discovered after Closing, Parent shall be liable only for direct and actual damages suffered by Buyer on account of Parent’s or Seller’s breach, up to the applicable limits described hereunder, and shall in no event be liable for consequential or punitive damages. Any liability of Parent hereunder for breach of any such representations or warranties or provisions shall be limited to (a) claims in excess of an aggregate of Fifty Thousand Dollars ($50,000.00), and (b) a maximum aggregate cap of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00). Notice of such claim must be delivered to Parent in writing within twelve (12) months of the Closing Date. In no event shall Parent be liable for any consequential, indirect or punitive damages, including, but not limited to, any loss of use, lost profits and/or loss or diminution in value, on account of Parent’s breach of any representation or warranty contained in this Agreement. Additionally, notwithstanding the foregoing, if Buyer becomes aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing has not been fulfilled or satisfied (if not otherwise waived by Buyer), and Buyer nonetheless proceeds to close on the purchase of the Property, then Buyer shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Parent for any damage or other loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition. Parent’s representations and warranties set forth in Section 8.1 shall survive the Closing for a period of twelve (12) months.
     (b) Parent shall assume the defense of any and all actions or claims by a third party arising or resulting from, and shall defend, with competent counsel of Parent’s choosing and reasonably acceptable to Buyer upon notice, and indemnify Buyer and the Surviving Entity from and for, any and all liability incurred or damages suffered by Buyer or the Surviving Entity after the Closing Date which arise or result from, the Company’s ownership of the Former Subsidiaries (as defined in Section 8.5.6). Parent’s duty to defend and indemnify set forth herein is expressly conditioned upon the requirement that Buyer and the Surviving Entity provide Parent with prompt written notice of any claim, circumstance or other matter which Buyer or the Surviving Entity receives or of which either of them has actual knowledge which relates to the Company’s ownership of the Former Subsidiaries which could give rise to a claim for defense or indemnification of Buyer or the Surviving Entity by Parent pursuant to this Section 8.2.2(b).
     (c) Parent shall assume the defense of any and all actions or claims by a third party arising or resulting from, and shall defend, with competent counsel of Parent’s choosing and reasonably acceptable to Buyer upon notice, and indemnify Buyer, Seller and the Surviving Entity from and for, any and all undisclosed liability incurred or damages suffered by Buyer, Seller or the Surviving Entity and payable to third parties after the Closing Date which arise or result from Parent’s ownership of the Company or Seller, solely to the extent that the event or circumstance giving rise to the claim or damage occurred prior to the Closing; provided, however, that such obligation to defend and indemnify shall not extend to (1) any liability (x) associated with the Property, the Company and/or Seller for which liability is otherwise disclaimed under this Agreement, (y) with respect to which disclosure was made to Buyer in the Due Diligence Materials, including, without, limitation, all matters disclosed in the Survey, the Title Report and the other Title Documents, or (z) with respect to which Buyer or the Surviving Entity has otherwise agreed to assume or be liable for pursuant to this Agreement, or (2) any liability associated with the effect of the Merger under the Loan Documents (such indemnified liabilities and damages being referred to herein as the “Pre-Closing Liabilities”). Parent’s duty to defend and indemnify set forth herein is expressly conditioned upon the requirement that Buyer and the Surviving Entity provide Parent with prompt written notice of any claim, circumstance or other matter which relates to any potential Pre-Closing Liabilities which could give rise to a claim for defense or indemnification of Buyer or the Surviving Entity by Parent pursuant to this Section 8.2.2(c).
     (d) Buyer, the Surviving Entity and Seller (following the Closing) agree to cooperate with Parent in the investigation and defense of any claim or action for which defense or indemnification by Parent is sought by any such party pursuant to this Section 8.2.2.
     8.2.3 Approval of Property. The consummation of the Merger pursuant to this Agreement shall be deemed Buyer’s acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property, Seller and/or the Company. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show, the present and future zoning ordinance, ordinances, resolutions, and the minute books or comparable limited liability company records of the Company and

Seller. Buyer shall not be entitled to and shall not rely upon, Parent, the Company or Seller (with respect to the Company and Seller, during the period prior to Closing) or their respective agents with regard to, and none of Parent, Seller or the Company will make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability, merchantability, or the fitness, suitability, or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PARENT, SELLER AND THE COMPANY HAVE NOT, DO NOT, AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY, THE COMPANY OR SELLER, AND PARENT, SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, PARENT, SELLER AND THE COMPANY HAVE NOT, DO NOT, AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND TRANSACTION AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS,” IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL

WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY, THE COMPANY OR SELLER BY PARENT, SELLER OR THE COMPANY, ANY AGENT OF PARENT, SELLER OR THE COMPANY OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. NONE OF PARENT, SELLER OR THE COMPANY (WITH RESPECT TO SELLER AND THE COMPANY, FOR THE PERIOD PRIOR TO CLOSING) SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, THE COMPANY OR SELLER, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT. EXCEPT WITH REGARD TO THE OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN SECTION 8.4, BUYER HEREBY RELEASES PARENT, SELLER AND THE COMPANY AND THEIR RESPECTIVE AGENTS, REPRESENTATIVES AND EMPLOYEES FROM ANY AND ALL LIABILITY RELATING TO THE CONDITION OF THE PROPERTY BEFORE OR AFTER THE CLOSING AND ANY OTHER MATTER RELATING TO THE PROPERTY, THE COMPANY OR SELLER, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THE CLOSING.
     8.2.4 Release. Except as expressly set forth in this Agreement to the contrary and except for any claims arising under the express representations, warranties or covenants of Parent under this Agreement or under the indemnity provisions of any document delivered in connection with the closing of the transactions contemplated by this Agreement, Buyer for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Parent, and any party related to or affiliated with Parent (including, without limitation, with respect to the period prior to Closing, Seller and the Company) and their respective successors and assigns (the “Parent Related Parties”) from and against any and all claims at law or equity which Buyer or any party related to or affiliated with Buyer and their respective successors and assigns (each a “Buyer Related Party”) whether known or unknown at the time of this Agreement, which Buyer or a Buyer Related Party has or may have in the future, arising from or related to any matter or thing relating to or in connection with the Property, including but not limited to, the documents and information referred to in this Agreement, the leases and the tenants, any construction defects, errors or omissions in the design or construction and arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim arising under the Transfer Act or any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners or operators for environmental matters.
     8.3 Tax Matters.
     8.3.1 For all federal, state and local income tax purposes, the parties hereto agree to treat, and shall report, the Merger as a sale and purchase of all of the assets and liabilities of Seller to Buyer in exchange for the Purchase Price,
     8.3.2 Subject to Section 8.3.1 hereof, in the event any party hereto determines that the Surviving Entity is required to file a “short year” tax return as a result of the Merger, such party shall promptly notify the other parties, and Buyer and the Surviving Entity and Parent will cooperate in the preparation, review and filing of such return, each at their respective expense.
     8.4 Intentionally Omitted.
     8.5 Covenants of Parent. Parent hereby covenants as follows:
     8.5.1 At all times from the date hereof through the date of Closing, Seller shall cause to be in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date;
     8.5.2 From the end of the Inspection Period through the date of Closing, Seller will not enter into any new lease with respect to the Property, without Buyer’s prior written consent, which shall not be unreasonably withheld. Exercise of a renewal option shall not be considered a new lease (“Renewed Lease”). Any tenant improvement costs, capital maintenance or improvement costs, allowances and brokerage commissions payable with respect to a new lease or a Renewed Lease shall be paid by Buyer and if Seller has paid any such costs prior to Closing, Parent shall receive a credit at Closing for such costs. Further, Seller will not modify any existing Lease covering space in the Property without first obtaining the written consent of Buyer which shall not be unreasonably withheld, conditioned or delayed. Buyer shall have five (5) business days in which to approve or disapprove of any new lease for which it has a right to consent. Failure to respond in writing within said time period shall be deemed to be consent;
     8.5.3 From the Effective Date through the date of Closing, Seller shall not sell, assign, or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the

Permitted Exceptions) without promptly discharging the same prior to Closing; and
     8.5.4 Seller shall not, without Buyer’s written approval, such approval not to be unreasonably withheld, conditioned or delayed, (a) amend or waive any right under any Service Contract except in connection with the termination of any Contract required to be terminated by Seller prior to Closing pursuant to the terms of this Agreement, or (b) enter into any agreement of any type affecting the Property that is not terminable on 30 days notice.
     8.5.5 From the date of this Agreement through the date of Closing: (a) Parent shall cause the Company and Seller to use commercially reasonable efforts to carry on their respective businesses in the ordinary course of business, consistent with past practices, subject to the other provisions of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Company or any of its subsidiaries, whether or not in the ordinary course of business and whether or not consistent with past practice, from paying, transferring or distributing cash to Parent, the Company or any of its subsidiaries, including, without limitation, any cash held in operating or other non-Lender- controlled accounts of the Company or any subsidiary; (b) except in connection with the Spin-Off (as defined in Section 8.5.6), Parent shall not and shall cause the Company and its subsidiaries not to: (i) amend the Certificates of Formation or limited liability company agreement of any of the Company or its subsidiaries; or (ii) make any change in the capital structure of any of the Company or its subsidiaries, issue or permit the transfer of any limited liability company interests in the Company or its subsidiaries, become a party to any subscriptions, warrants, rights, options, convertible securities, or other agreements or commitments of any character related to limited liability company interests of the Company or any of its subsidiaries, or to other equity securities of the Company or any of its subsidiaries, and (c) Parent shall give Buyer written notice of any material change in its representations and warranties set forth in Section 8.1 of this Agreement of which Parent has actual notice; provided, however, that in no event shall the giving of any such notice by Parent (i) affect any of the respective rights and obligations of the parties under this Agreement, including, without limitation, Buyer’s obligation to consummate the Merger, or (ii) be deemed a breach of any representation or warranty of Parent; and provided, further, that notwithstanding anything to the contrary in this Agreement, in no event shall the failure of Parent to give Seller notice of any material change in its representations and warranties in accordance with this Section 8.5.5(c) give Buyer the right to terminate this Agreement pursuant to Section 14.1 or Section 8.2.2(a) hereof or otherwise entitle Buyer to a return of its Deposit.
     8.5.6 Prior to the Closing, Parent and the Company shall engage in a transaction or series of transactions (collectively, the “Spin-Off”) which will result in the Company ceasing to own a limited liability company interest in both Abrams LLC and Shafer LLC (collectively, the “Former Subsidiaries”) or in any

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other subsidiary of the Company other than Seller, unless approved by Buyer in writing.
     9. Representations and Warranties of Buyer and Merger Sub. Buyer and Merger Sub hereby represent and warrant to Seller as follows:
     9.1 Each of Buyer and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Merger Sub has full power and authority to enter into this Agreement and the other documents to which it is a party contemplated hereby, to perform this Agreement and such other documents and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally. At all times since its formation, Merger Sub has been a wholly owned subsidiary of Buyer that has been disregarded as a separate entity from Buyer for all federal, state and local income tax purposes.
     9.2 Consents. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein to which each is a party do not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the respective organizational documents of Buyer and Merger Sub or any judgment, injunction, order, law, rule or regulation applicable to Buyer or Merger Sub. Neither Buyer nor Merger Sub is a party to, or is subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which may restrict or interfere with the performance by such party of this Agreement, or such other agreements, instruments and documents referred to herein or contemplated hereby.
     9.3 Access to Information. Buyer and Merger Sub, in making the decision to enter into the Merger, have relied solely upon their own independent investigations and upon the limited representations and warranties of Parent set forth in Section 9.1 of this Agreement and have, if requested, been given reasonable opportunity to investigate the proposed business and operations of the Company and Seller and to review the limited liability company agreement and records and such other documents, materials and information as the Buyer and Merger Sub deem necessary or appropriate for evaluating the Merger, the Company, Seller and the Property. The Buyer and Merger Sub confirm that each has carefully read and understands such materials and has made such further investigation of the Company and Seller as was deemed appropriate to obtain additional information to verify the accuracy of such materials and to evaluate the merits and risks of the Merger. Buyer and Merger Sub acknowledge that each has had the opportunity to ask questions of, and receive answers from, Parent, the Company and Seller and persons acting on Parent’s, the Company’s or Seller’s behalf, concerning the terms and conditions of the Merger, and all such questions have been answered to Buyer’s and Merger Sub’s full satisfaction. Buyer and Merger Sub further acknowledge that the transaction which is the subject of this Agreement has been structured as a merger in order to facilitate the consummation by Buyer of the transaction contemplated by the original Agreement for Purchase and Sale of Real Property and Escrow Instructions dated as of October 31, 2008 between Seller and Buyer.
     10. Conditions Precedent to Closing.
     10.1 The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:
     10.1.1 There shall be no material adverse change in the matters reflected in the Title Report, and there shall not exist any material adverse encumbrance or title defect affecting the Property except for the Permitted Exceptions or matters to be satisfied at Closing; provided, however, that matters arising under the Loan Documents from and after the date of this Agreement shall not constitute a material adverse change for purposes of this Section 10.1.1.
     10.1.2 Parent shall have obtained and delivered to Buyer estoppel certificates, substantially in the form attached hereto as Exhibit B or in such other form as may be permitted or required in accordance with the terms of their respective Leases, from the following tenants (collectively, the “Required Tenants”): (i) Boehringer Ingelheim Pharmaceuticals, Inc., (ii) Praxair, inc. and (iii) Honeywell International, Inc. An estoppel certificate from a Required Tenant shall be deemed to satisfy this condition precedent unless it discloses material adverse matters inconsistent with the applicable Lease. Buyer shall notify Parent within three (3) business days of receipt of a copy of the executed estoppel certificate from a Required Tenant of its approval or disapproval and the basis of such disapproval, if disapproved. If Buyer disapproves of an estoppel certificate from a Required Tenant because of a material adverse matter disclosed therein that is inconsistent with such Required Tenant’s Lease, and Parent is unable to obtain a reasonably acceptable estoppel certificate from such Required Tenant prior to the Closing, this Agreement shall, at Buyer’s option, terminate, Buyer shall be entitled to a refund of the Deposit, and neither party shall have any further obligation to the other except Buyer’s indemnification obligations under Paragraph 5. Parent shall request the Required Tenants and each tenant of the Property to execute an estoppel certificate and shall use commercially reasonable efforts to obtain an estoppel certificate from the Required Tenants and the other tenants of the Property; provided, however, the failure to obtain any estoppel certificate from tenants other than the Required Tenants shall not entitle Buyer to terminate this Agreement.
     If Buyer notifies Parent of a failure to satisfy the conditions precedent set forth in this paragraph, Parent may, within five (5) days of receipt of Buyer’s notices agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided Parent so satisfies such condition. If Parent fails to agree to cure or fails to cure such condition within such five day period and such condition is not waived by Buyer, this

Agreement shall be canceled and the Deposit shall be returned to Buyer and neither party shall have any further liability hereunder.
     11. Damage or Destruction Prior to Closing. In the event that the Property should be damaged by any casualty prior to the Closing, then the Closing shall proceed as scheduled and any insurance proceeds received by Parent or Seller shall remain with the Surviving Entity post- Closing to the extent not expended by Seller for restoration prior to the Closing and Buyer shall be credited with any deductible under such insurance policies.
     12. Eminent Domain.
     12.1 If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer and Parent, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Parent within thirty (30) days after Parent gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification under Paragraph 5. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Closing, the condemnation award (or, if not previously received, the right to receive such portion of the award) payable on account of the taking shall remain with Seller. Parent shall give notice to Buyer within three (3) business days after Parent’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.
     13. Notices. All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by telecopy, by reputable overnight delivery service or by electronic mail. Notices by telecopy and electronic mail must be followed by overnight delivery. Notices shall be given to the following addresses:

Parent the Company and/or Seller:	David Mellor Grubb & Ellis Realty Investors, LLC 1551 N. Tustin Ave. #200 Santa Ana, CA 92705 (714) 975-2267 (714) 918-9102 fax david.mellor@grubb-ellis.com

With Required Copy to:	Tracy Liu Grubb & Ellis Realty Investors, LLC 1551 N. Tustin Ave. #200 Santa Ana, CA 92705 (714) 975-2820 (714) 918-9138 fax tracy.liu@grubb-ellis.com

With Required Copy to:	Mike Waddell Senior Vice President, Asset Management Grubb & Ellis Realty Investors 1606 Santa Rose Road, Suite 109 Richmond, VA 23229 (312) 224-3999 (312) 224-4242 fax mike.waddell@grubb-ellis.com

With Required Copy to:	James L. Beard, Esq. DLA Piper LLP (US) 203 N. LaSalle Street, Suite 1900 Chicago, IL 60601 (312) 368-2169 (312) 630-7379 fax james.beard@dlapiper.com

Buyer and/or Merger Sub:	Glen Nelson Matrix Connecticut, LLC c/o Glenn Nelson The Matrix Realty Group, Inc. 732 Smithtown Bypass, Suite 200 Smithtown, New York 11787 (631) 979-2777 (631) 979-3198 fax matrixrealty@aol.com

With Required Copy to:	Terence L. Gallagher Gallagher & Kavinsky 8740 Orion Place, Suite 200 Columbus, Ohio 43240 (614) 885-9022 (614) 885-9024 fax tlg@gallagherkavinsky.com
     14. Remedies.
     14.1 Defaults by Parent. If there is any default by Parent, Seller or the Company under this Agreement, following notice to Parent and seven (7) days, during which period Parent may cure the default, Buyer may, as it sole options elect to either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer; or (b) treat this Agreement as being in full force and effect and bring an action against Parent for specific performance.
     14.2 Defaults by Buyer. If there is any default by Buyer or Merger Sub under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, then Parent may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Parent as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. In the event this Agreement is terminated due to the default of Buyer or Merger Sub hereunder, Buyer shall deliver to Parent, at no cost to Parent, the Due Diligence Items and all of Buyer’s Reports.
     14.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY HERETO AGAINST ANOTHER PARTY HERETO OR IN ANY COUNTERCLAIM ASSERTED BY ANY OF THE PARTIES HERETO OR IN ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
     15. Assignment. Buyer may assign its rights under this Agreement to an entity in which Buyer has a legally controlling interest, provided, however, that Buyer shall have no such right unless a written assignment is delivered to Parent no later than seven (7) business days before Closing; and further provided that no such assignment shall relieve Buyer of its obligations hereunder.
     16. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Property is located (the “State”). Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.
     17. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.
     18. Attorney’s Fees. In the event it becomes necessary for either party to file a suit or arbitration to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit or arbitration.
     19. Entire Agreement; Survival. Buyer and Seller entered into that certain Agreement for the Purchase and Sale of Real Property and Escrow Instructions (as amended, the “Purchase Agreement”) having an effective date of October 31, 2008 (the “Effective Date”)

relating to the Property. This Agreement shall constitute an amendment and restatement of the Purchase Agreement. This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor affect or be effective to interpret, change, or restrict the provisions of this Agreement. Except as provided herein, all of the obligations of the parties hereunder and all other provisions of this Agreement shall be extinguished at Closing or at the earlier termination of this Agreement.
     20. Multiple Originate Only; Counterparts. Numerous agreements may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties. In order to expedite the transaction contemplated herein, telecopied or facsimile signatures may be used in place of original signatures on this Agreement. The parties hereto intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.
     21. Acceptance. Time is of the essence of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the laws of the State of California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the State of California.
     22. Commission. Parent and Buyer each represent and warrant to the other that neither Parent nor Buyer has contracted or entered into any agreement with any broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Parent has contracted with CB Richard Ellis, as its broker and will pay any commission due to said broker under a separate agreement, if, but only if, Closing occurs pursuant to this Agreement. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this paragraph.
     23. Intentionally Omitted.
     24. Confidentiality. Buyer agrees that, prior to the closing, (a) this Agreement and the terms and conditions thereof and (b) all Property information received by Buyer, shall be kept confidential as provided in this paragraph. Without the prior written consent of Parent, prior to the closing, the Property information, the fact that Buyer has entered into this Agreement and the terms and conditions of this Agreement shall not be disclosed by Buyer or its representatives, in any manner whatsoever, in whole or in part, except (1) to Buyer’s representatives who need to know such information for the purpose of evaluating the Property and who are informed by Buyer of the confidential nature of such information; and (2) as may be necessary for Buyer or Buyer’s representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer’s representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Buyer or its affiliates. Buyer acknowledges that Parents or its affiliates may make certain disclosures regarding this Agreement in order to comply with applicable laws, rules and regulations or the rules and regulations of any securities exchange.
     25. Post-Closing Covenants. From and after the Closing, the parties shall the respective rights and obligations set forth in this Section 25.
     (a) Access. For a period of seven (7) years after the Closing Date, Parent and its representatives shall have reasonable access to all of the books and records of the Company and Seller (including any books and records relating to or in any way supporting taxes and tax returns of the Company and Seller), to the extent that such access may reasonably be required by Parent in connection with the preparation of Parent’s audited financial statements or tax returns, or any proceeding relating to taxes or tax returns, Parent’s involvement in on-going litigation involving the Company and/or Seller with respect to the pre-Closing period, or any reporting obligations of Parent. Such access shall be afforded by Parent upon receipt of forty-eight (48) hours advance notice and during normal business hours. If Buyer or the Company shall desire to dispose of any of such books or records prior to the expiration of such seven (7) year period, Buyer shall, prior to such disposition, give Parent a reasonable opportunity to segregate and remove such books and records as Parent may select.
     (b) Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to comply with the terms of this Agreement and consummate the transactions contemplated hereby, including, without limitation, providing, executing, delivering and performing any such documents, agreements and instruments as may be required by Lender in connection with the Merger and the Loan.
     26. Acknowledgement of Buyer. Buyer hereby confirms, ratifies, acknowledges and agrees that:
     (a) Notwithstanding anything to the contrary contained herein, the Inspection Period expires upon execution of this Agreement;
     (b) Contemporaneously with the execution of this Agreement, Buyer shall deliver the Additional Deposit of $5,000,000.00 into Escrow with the Escrow Holder and shall transfer the Initial Deposit from Initial Escrowee to Escrow Holder;
     (c) Notwithstanding anything to the contrary contained in this Agreement, Buyer has reviewed and approved the Title Documents, the Survey and any title report or title commitment Buyer obtained from FirstAm, and has not notified Parent or Seller of any Title Defects. Buyer hereby (a) agrees that all matters shown on the Survey and all matters described in the Title Report (and any matters described in any title report or title commitment from FirstAm) shall be deemed “Permitted Exceptions,” and (b) waives any right to terminate this Agreement pursuant to Section 3 hereof;
     (d) Buyer has received all of the Due Diligence Items; and
     (e) Notwithstanding anything to the contrary contained in this Agreement, Buyer has reviewed the Contracts, and hereby (i) agrees that all Contracts listed on Schedule 4.1.11(D) are deemed approved by Buyer, and (ii) waives any right to require Parent or Seller to terminate any of the Contracts set forth on Schedule 4.1.11 (D) on or prior to the date of Closing.
     27. Merger Agreement. This Agreement shall constitute the Agreement of Merger of the Constituent Parties, as required by Section 18-209 of the DLLCA.
THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties executed this Agreement as of the date first above written.

SELLER:		PARENT:

GERA DANBURY LLC, a Delaware limited		GRUBB & ELLIS COMPANY, a Delaware
liability company		corporation

By:	/s/ Richard W. Pehlke	By:	/s/ Jeff Hanson

	Name: Richard W. Pehlke		Name: Jeff Hanson
	Title: EVP & CFO		Title: Executive Vice President

COMPANY:		MERGER SUB:

GERA PROPERTY ACQUISITION LLC,		MATRIX DANBURY, LLC,
limited liability company		a Delaware limited liability company

By:	/s/ Richard W. Pehlke	By:	/s/ Glen Nelson

	Name: Richard W. Pehlke		Name: Glen Nelson
	Title: EVP & CFO		Title: Member

BUYER:

MATRIX CONNECTICUT, LLC, a
Delaware limited liability company

By:	/s/ Glen Nelson

Name: Glen Nelson
Title: Member

JOINDER TO
MERGER AGREEMENT
     The undersigned, has executed, as of the date set forth below, this Joinder to the Merger Agreement among GERA Danbury LLC, a Delaware limited liability company, GERA Property Acquisition LLC, a Delaware limited liability company, Grubb & Ellis Company, a Delaware corporation, Matrix Connecticut, LLC, a Delaware limited liability company, and Matrix Danbury, LLC, a Delaware limited liability company dated as of January 22, 2009 (the “Merger Agreement”) and hereby joins and agrees to be bound by the terms and provisions of Section 7.7.1(d) of the Agreement.

/s/ Glen Nelson
Glen Nelson

Dated: January ___, 2009

SCHEDULE 1
ANCILLARY LOAN DOCUMENTS
1.	Assignment of Leases and Rents Security Deposits from Borrower to Lender.

2.	Collateral Assignment of Interest Rate Hedge Agreement by Borrower in favor of Lender.

3.	Central Account Agreement by and between Borrower and Lender.

4.	Modification Agreement dated as of June 15, 2007, by and between GERA DANBURY LLC, a Delaware limited liability (“Borrower”) and WACHOVIA BANK, NATIONAL ASSOCIATION (“Lender”).

5.	Letter Agreement by and between Borrower and Lender dated September 28, 2007.

6.	Rent Account Agreement by and among Borrower, Lender, and JPMorgan Chase Bank, National Association (“Rent Account Bank”).

7.	Certificate of Rent Deposit Account Information dated June 22, 2007, executed by Borrower.

8.	Tenant Notice Letter executed by Danbury Buildings, Inc.

9.	Consent and Agreement executed by Borrower and Grubb & Ellis Management Services, Inc (“Property Manager”).

10.	Property Management Agreement dated as of June 13, 2007, by and between Borrower and Property Manager.

11.	Escrow Letter prepared by Lender’s Attorney executed by GERA 6400 Shafer LLC, GERA Abrams Centre LLC, and Borrower.

12.	Certificate of Borrower As To Property Matters made by Borrower.

13.	DLA Piper US LLP Opinion Letter (re: due authorization and enforceability under Illinois, New York, Texas laws).

14.	DLA Piper US LLP Substantive Non-Consolidation Opinion Letter.

15.	Connecticut Local Counsel Opinion Letter (re: enforceability of Connecticut Mortgage documents).

16.	Chicago Title Insurance Company Title Commitment No. 2641-25202 dated effective as of December 13, 2006.

17.	ALTA Owner’s Statement executed by Borrower.

18.	Personal Undertaking (GAP) executed by Borrower.

19.	Survey prepared by Surveying Associates, P.C. dated March 2, 2007, last revised June 14, 2007.

20.	Secretary’s Certificate for Borrower including: Certificate of Formation of Borrower; Limited Liability Company Agreement of Borrower; and Incumbency Certificate.

21.	Certificate of Good Standing for Borrower issued by the Secretary of State of Delaware.

22.	Service Agreement by and between Borrower and Corporation Service Company.

23.	Letter re: Interest Accrual Period dated June 22, 2007, executed by Lender and Borrower.

24.	Certificate of Registration to Transact Business of Borrower issued by the Secretary of State of Connecticut.

25.	Certificate of Independent Manager for Borrower executed by Michelle Dreyer.

26.	Certificate of Independent Manager for Borrower executed by Cheryl Tussie.

SCHEDULE 2
LIST OF ENVIRONMENTAL REPORTS
1.	ATC Associates, Inc. Phase I Site Assessment dated March 13, 2007.
2.	ATC Associates, Inc. Phase II Environmental Site Assessment of the former 25,000 gallon underground storage tank graves dated March 13, 2007.

3.	ALPHA Analytical — Analytical Report dated May 27, 2008.

4	The following reports prepared by Haley & Aldrich Associates (“HAA”):
•	Report on Underground Storage Tank Remediation and Closure Report for Danbury Corporate Center, 39 Old Ridgebury Road, Danbury, Connecticut prepared by HAA dated May 22, 2008 (File No. 34468-001)

•	Appendix B — Laboratory Analytical Report (August 3, 2007) (prepared by Complete Environmental Testing, Inc. — Project 34468-001)

•	Appendix C — Geoprobe, Test Boring Logs & Well Installation Reports (prepared by HAA)

•	Weekly Field Reports prepared by HAA

•	Summary of Ground Water Analytical Results prepared by HAA (7/22/2008)

•	Summary of Ground Water Analytical Results prepared by HAA (9/3/2008)

•	Exploration Location Map/Figure 3 — prepared by HAA (May, 2008)
5.	The Environmental Indemnity Agreement and the Escrow Agreement (as said terms are defined in Section 7.8).
6.	Phase I Site Environmental Assessment Update, Danbury Corporate Center, October 30, 2008 prepared by ATC Associates, Inc. (ATC Project No. 061.14815.0051).

SCHEDULE 4.1.11(D)
CONTRACTS TO ASSUMED

Service Agreement
Vendor Name	Description	Start Date	End Date
Blake Equipment	Boiler Maintenance	1/1/2009	12/31/2009
Cintas	Fire System Inspection	12/1/2008	12/31/2009
City Carting Inc.	Cardboard and Paper Recycling	1/1/2009	12/31/2009
Connecticut Communication	Telephone Maintenance	1/1/2009	12/31/2011
Healthy Buildings International	Air Quality Inspection	1/1/2009	12/31/2009
Hess Corporation	Electric Company	7/15/2008	7/15/2011
Hess Corporation	Natural Gas Commodity	MTM	MTM
Info Tech Marketing	Web Portal	10/15/2008	10/15/2009
Norbert E. Mitchell	#2 Fuel Oil	1/1/2009	12/31/2009
Norbert E. Mitchell	Propane Tank Rental	1/1/2009	12/31/2009
Northeast Lamp Recycling	Lamp Recycling	1/1/2009	12/31/2009
Otis Elevator	Elevator Maintenance	1/1/2007	12/31/2010
ProFitness Health Solutions	Fitness Center	MTM	MTM
Tri-Lift Materials Handling	Fork Lift Maintenance	1/1/2009	12/31/2009
Universal Building Control	Building Automation HVAC	1/1/2009	12/31/2009

EXHIBIT A
LEGAL DESCRIPTION OF THE PROPERTY

Address:	100 Reserve Road
City/Town:	Danbury
County:	Fairfield
State:	CT
All that certain piece, parcel or tract of land, together with the buildings and improvements thereon, situated in the City of Danbury, County of Fairfield and State of Connecticut, bounded and described by beginning at a point in the easterly line of Saw Mill Road, at the point where said Road line is intersected by a northerly boundary line of the land herein described, said line being also a division line between the land herein described and land now or formerly of R. C. Development Associates Limited Partnership, and running thence, all along land now or formerly of R.C. Development Associates Limited Partnership, the Following courses and distances:
North 74° 48’ 26” East, 304.12 feet;
North 18° 29’ 18” West, 479.30 feet;
North 12° 26’ 16” West, 400.00 feet;
North 76° 38’ 39” East, 565.95 feet;
North 06° 47’ 42” East, 408.00 feet;
North 86° 52’ 16” East, 739.37 feet;
South 66° 31’ 58” East, 649.70 feet;
South 07° 30’ 01” East, 1,332.99 feet on a curve to the left; on the arc of a circle having a radius of 1121.92 feet, a distance of 82 feet; on another curve to the left, on the arc of a circle having a radius of 664.02 feet, a distance of 473.74 feet;
South 11° 00’ 19” West, 156.74 feet; on a curve to the right, having a radius of 396.57 feet, a distance of 454.47 feet;
South 76° 40’ West, 137.32 feet; on a curve to the left, on the arc of a circle having a radius of 730.00 feet, a distance of 487.74 feet;
South 38° 23’ 06” West, 90.94 feet; on a curve to the right, on the arc of a circle having a radius of 275.00 feet, a distance of 157.64 feet;
South 71° 13’ 46” West, 6.57 feet; on a curve to the right, on the arc of a circle having a radius of 30.00 feet, a distance of 50.10 feet, to the easterly side of Saw Mill Road;
North 13° 04’ 50” West, 28.86 feet; on a curve to the left, on the arc of a circle having a radius of 419.58 feet, a distance of 197.14 feet;
North 40° 00’ 02” West, 140.58 feet; on a curve to the right, on the arc of a circle having a radius of 1219.80 feet, a distance of 348.96 feet;
North 23° 36’ 34” West, 276.82 feet; on a curve to the left, on the arc of a circle having a radius of 3461.55 feet, a distance of 241.91 feet; and
North 27° 36’ 49” West, 383,00 feet to the point or place of beginning.
Said parcel is also shown as “Proposed Lot No. 1” on certain maps entitled “LAND OF DANBURY BUILDINGS, INC.”, Overall Subdivision Plan and Final Plan of Subdivision, dated January 22, 1988, certified by C. James Osborne, Jr. R.L.S., P.C., which maps are on file in the Danbury Land Records as Maps 8899 and 8900 (9 sheets).

A-1

Together with a Reservation set forth in a deed from Danbury Buildings, Inc. to RC Development Associates Limited Partnership, dated June 26, 1989 and recorded June 29, 1989 in Volume 925 at Page 945 of the Danbury Land Records.
Together with the easements set forth in an Amendment and Restatement of Reciprocal Easement and Covenant Agreement by and among Danbury Buildings Inc., The Reserve Master Association, Inc. and WCI Communities Inc. dated June 13, 2007 and recorded on June 20, 2007 in Volume 1941 at Page 809 of the Danbury Land Records.
Together with the easements set forth in a Reciprocal Easement Agreement by and among Danbury Buildings, Inc., Danbury Buildings Co., L.P. and GERA Danbury LLC dated June 14, 2007, and recorded on June 20, 2007 in Volume 1941 at Page 866 of the Danbury Land Records.

A-2

Property Name: Danbury Corporate Center
Tenant: [enter tenant trade name]
Suite: [enter tenant suite number]
EXHIBIT B
FORM OF ESTOPPEL CERTIFICATE
Loan No.:
ESTOPPEL CERTIFICATE
     This Certificate is given to, [Enter Buyer Name], a(n)                                          and its successor and assigns (“Buyer”) by                                           , a                                          (“Tenant”), with the understanding that Buyer, its counsel or any third party, including any lender of Buyer, will rely on this Certificate regarding the office building commonly known as Danbury Corporate Center, located at 39 Old Ridgebury Road, ‘City of Danbury, County of Fairfield, State of Connecticut (the “Property”).
     Tenant hereby certifies as of the date of this Certificate as follows:
     1. The undersigned is the Tenant under that certain lease dated                     , 200    (the “Lease”) executed by GERA Danbury LLC, a Delaware limited liability company (“Landlord”) or its predecessor in interest, as Landlord and Tenant or its predecessor in interest, as tenant. A true, correct and complete copy of the Lease, together with any amendments, modifications and supplements thereto, is attached hereto. The Lease is the entire agreement between Landlord (or any affiliated party) and Tenant (or any affiliated party) pertaining to the leased premises. There are no amendments, modifications, supplements, arrangements, side letters or understandings, oral or written, of any sort, of the Lease, except                                         .
     2.Tenant’s Lease terms: approximately                                          leaseable square feet (the “Premises”); the commencement date of the term of the Lease is                                          ; the expiration date of the term of the Lease is                                         ; the fixed annual minimum rent is $                    , payable monthly in advance on the first day of each calendar month; the next rent payment of $                    is due on                     , 200    ; no rent has been prepaid except for the current month; Tenant agrees not to pay rent more than one month in advance; rent payments began on                     , 200   ; the fixed annual minimum rent is subject to rental increases as set forth in the Lease, and the current increase covers the period from                     , 200    through                     , 200   ; Tenant’s percentage share of operating expenses/common area charges, insurance and real estate taxes is           %, which is currently being paid on an estimated basis in advance at the rate of $                                         per month; Tenant is obligated to pay percentage rent equal to           % of annual gross sales in excess of $          ; all rent has been paid through                     , 200   ; and Tenant has paid a security deposit of $                    .
     3. Tenant does not have any right or option to: renew or extend the term of the Lease, or to expand into any additional space, or to terminate the Lease in whole or in part prior to the expiration of the term, or to purchase all or any part of the Property or the Premises, except                                                              .

B-1

Property Name: Danbury Corporate Center
Tenant: [enter tenant trade name]
Suite: [enter tenant suite number]
     4. The Lease has been duly executed and delivered by, and is a binding obligation of, Tenant, and the Lease is in full force and effect.
     5. Tenant has unconditionally accepted the Premises and is satisfied with all the work done by and required of Landlord; Tenant has taken possession and is in occupancy of the Premises and is open for business; rent payments have commenced, and all tenant improvements in the Premises have been completed by Landlord; and as of the date hereof Tenant is not aware of any defect in the Premises.
     6. All obligations of Landlord under the Lease have been performed, and Landlord is not in default under the Lease. There are no offsets or defenses that Tenant has against the full enforcement of the Lease by Landlord. No free periods of rent, tenant improvements, contributions or other concessions have been granted to Tenant; Landlord is not reimbursing Tenant or paying Tenant’s rent obligations under any other lease; and Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right of deduction from, or set off against, future rent payments.
     7. Tenant is not in default under the Lease. Tenant has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises. Tenant is not insolvent and is able to pay its debts as they mature. Tenant has not declared bankruptcy or similar insolvency proceeding, and has no present intentions of doing so, no such proceeding has been commenced against Tenant seeking such relief, and Tenant has no knowledge that any such proceeding is threatened.
     8. The term “Landlord” as used herein includes any successor or assign of the named Landlord. The person executing this Estoppel Certificate is authorized by Tenant to do so and execution hereof is the binding act of Tenant enforceable against Tenant.

Dated: ,2008	TENANT:

By:
Name:
Title:

B-2

EXHIBIT C
FORM OF AMENDED AND RESTATED LLC AGREEMENT FOR THE COMPANY

C-1

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GERA PROPERTY ACQUISITION LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of GERA PROPERTY ACQUISITION LLC, a Delaware limited liability company (the “Company”) is made and entered into as of                                               , 2009, by Matrix Connecticut, LLC, a Delaware limited liability company (the “Member”).
RECITALS:
     WHEREAS, the disassociating member Grubb & Ellis Company, a Delaware Corporation (the “Disassociating Member”), on                                               , 200    formed the Company under the Delaware Limited Liability Act (6 Del. C, § 18-101, et seq.), as amended from time to time (the “Act”), pursuant to the Certificate of Formation filed on October 2, 2006 in the office of the Secretary of State for the State of Delaware; and
     WHEREAS, by that Merger Agreement (referred to as the “Merger” including the Merger Agreement and the merger process described therein) entered into as of January      , 2009 among GERA Danbury LLC, a Delaware limited liability company (referred to herein as “Seller”), the Company, the Disassociating Member, the Member (as Buyer), and Matrix Danbury, LLC, a Delaware limited liability company and a wholly owned subsidiary of Member (“Merger Sub”) agreed to the terms of a Merger whereby the limited liability company interests in Merger Sub converted into limited liability company interests in the Company (as the Surviving Entity), and the limited liability interests in the Company outstanding at the effective time of the Merger converted into the right to receive the Purchase Price payable under and in connection with the Merger and the limited liability company interests of the Disassociating Member were surrendered by the Disassociating Member and cancelled.
     WHEREAS, in connection with the Merger, the Member desires to amend and restate the Company’s operating agreement to define and formally and expressly amend the terms of the limited liability company and its rights and obligations with respect thereto.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the party hereto, intending to be legally bound, hereby agrees as follows:
AGREEMENTS:
     1. Name. The name of the Company shall be and remain “GERA PROPERTY ACQUISITION LLC”.

1

     2. Principal Office and Mailing Address. The principal office and mailing address of the Company shall be c/o _____________ ___________________________________________________________ or at such other place or places as may be determined by the Member from time to time.
     3. Registered Office and Registered Agent. The Company’s initial registered office in the State of Delaware shall be at the office of its registered agent at ___________________________________________________________________________ and the name of its initial registered agent at such address shall be _____________________________. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act.
     4. Purpose. The purposes for which the Company has been formed is to: (a) acquire, by the Merger, all of the interests in the Seller and indirectly to acquire that improved real property a description of which is attached hereto as Exhibit A (the “Property”); and (b) engage in any lawful business permitted by the Act; and (c) to do all things necessary, convenient or incidental to the foregoing.
     5. Term. The Company shall have a perpetual term beginning as of the date hereof unless sooner terminated pursuant to the further terms of this Agreement or the Act.
     6. Tax Treatment of Company. The Member intends that the Company be disregarded as a separate entity for federal income tax purposes. The Company shall not elect to be classified as an association taxable as a corporation on IRS Form 8832, Entity Classification Election, and therefore, the Company shall be treated by default as an entity disregarded as separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii). Further, it is intended that the Company be disregarded as an entity separate from its owner for state tax purposes, and the Company shall take such actions, if any, as necessary to cause this result.
     7. Member Name and Address. The name and address of the Member of the Company is as set forth on Schedule B attached hereto and made a part hereof.
     8. Capital. The Member may make contributions and/or loans to the Company at such time or times, and upon such conditions, as the Member in its discretion may determine.
     9. Distributions. Distributions from the Company to the Member shall be at the times and in the amounts determined by the Member.
     10. Management. The management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including the powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member shall have the power to appoint officers of the Company, including a president, vice presidents, a secretary and treasurer (the “Officer” or “Officers”) to take any and all actions

2

delegated to such Officer or Officers by the Member, in its sole discretion, in connection with the management and conduct of the business of the Company. As such, an Officer shall posses the right to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements or other instruments which are approved by the Member and as are necessary to carry out the intentions and purposes of the Company. The Member hereby appoints the following Officers:

Name:	Office:

Glen Nelson	President
Corporate Secretary

     11. Former Officers: Upon the Merger, all officers of the Company in office immediately prior to the Effective Time of the Merger, are as currently appointed/elected as of that date. Upon the execution of this Agreement and consummation of the Merger and filing of the Certificate of Merger with the Delaware Secretary of State, all officers, and directors of the Company shall resign, are terminated, and the Company shall be deemed to have accepted their resignations whether tendered to the Company or occurring by operation of the Merger, and without further compensation from the Company of any nature. Their respective successors as set forth in paragraph 10 above, shall be deemed duly elected as of the time and date of the execution of this Agreement, and/or appointed and qualified in the manner provided for in this Agreement, and in the Merger or as otherwise provided by law.
     12. Qualification in other Jurisdictions. The Member shall cause the Company to be qualified, formed, or registered under assumed or fictitious name statutes or other similar laws in any jurisdiction in which the Company conducts business and in which such qualification, formation, or registration is required by law or deemed advisable by the Member. The Member shall execute, deliver, and file any certificates (or any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to do business.
     13. Transfers by Member. The Member may transfer, sell, assign, alienate, encumber, mortgage, pledge or otherwise dispose of all or any portion of its interest in the Company.
     14. Admission of Additional Members. One or more additional persons may be admitted to the Company at the election of the Member.
     15. Dissolution. Subject to any restrictions in agreements to which the Company is a party, the Company may be dissolved and terminated upon the election of the Member. Upon the dissolution of the Company, the affairs of the Company shall be promptly liquidated by discharging all debts and liabilities of the Company, establishing reserves, and by distributing all remaining assets to the Member.

3

     16. Indemnification. No Member or Officer shall have any liability for the obligations or liabilities of the Company. The Member and Officer shall be indemnified by the Company to the fullest extent provided by law.
     17. Amendment. This Agreement may be amended from time to time by the Member, provided that all such amendments shall be in writing.
     18. Governing Law. This Agreement shall be governed by, and construed under, the substantive laws of the State of Delaware, without regard to choice of law principles.
     19 Benefit. This Agreement shall inure to the benefit of the Member only, and no third parties (including creditors of the Company) are entitled to enforce the provisions hereof other than those entitled to indemnification hereunder.
[Remainder of page intentionally left blank]

4

     IN WITNESS WHEREOF, the undersigned hereby agrees, acknowledges and certifies that the foregoing Agreement constitutes the Amended and Restated Limited Liability Company Operating Agreement of GERA PROPERTY ACQUISITION, LLC adopted by the Member of the Company in order to be effective as of                                  , 2009.

SOLE MEMBER: MATRIX CONNECTICUT, LLC, a Delaware limited liability company
By:	/s/ Glen Nelson
	Name:	Glen Nelson
	Its:	Member

5

EXHIBIT A
LEGAL DESCRIPTION OF THE PROPERTY

Address:	100 Reserve Road
City/Town:	Danbury
County:	Fairfield
State:	CT
All that certain piece, parcel or tract of land, together with the buildings and improvements thereon, situated in the City of Danbury, County of Fairfield and State of Connecticut, bounded and described by beginning at a point in the easterly line of Saw Mill Road, at the point where said Road line is intersected by a northerly boundary line of the land herein described, said line being also a division line between the land herein described and land now or formerly of R.C. Development Associates Limited Partnership, and running thence, all along land now or formerly of R.C. Development Associates Limited Partnership, the following courses and distances:
North 74° 48’ 26” East, 304.12 feet;
North 18° 29’ 18” West, 479.30 feet;
North 12° 26’ 16” West, 400.00 feet;
North 76° 38’ 39” East, 565.95 feet;
North 06° 47’ 42” East, 408.00 feet;
North 86° 52’ 16” East, 739.37 feet;
South 66° 31’ 58” East, 649.70 feet;
South 07° 30’ 01” East, 1,332.99 feet on a curve to the left; on the arc of a circle having a radius of 1121.92 feet, a distance of 82 feet; on another curve to the left, on the arc of a circle having a radius of 664.02 feet, a distance of 473.74 feet;
South 11° 00’ 19” West, 156.74 feet; on a curve to the right, having a radius of 396.57 feet, a distance of 454.47 feet;
South 76° 40’ West, 137.32 feet; on a curve to the left, on the arc of a circle having a radius of 730.00 feet, a distance of 487.74 feet;
South 38° 23’ 06” West, 90.94 feet; on a curve to the right, on the arc of a circle having a radius of 275.00 feet, a distance of 157.64 feet;
South 71° 13’ 46” West, 6.57 feet; on a curve to the right, on the arc of a circle having a radius of 30.00 feet, a distance of 50.10 feet, to the easterly side of Saw Mill Road;
North 13° 04’ 50” West, 28.86 feet; on a curve to the left, on the arc of a circle having a radius of 419.58 feet, a distance of 197.14 feet;
North 40° 00’ 02” West, 140.58 feet; on a curve to the right, on the arc of a circle having a radius of 1219.80 feet, a distance of 348.96 feet;
North 23° 36’ 34” West, 276.82 feet; on a curve to the left, on the arc of a circle having a radius of 3461.55 feet, a distance of 241.91 feet; and
North 27° 36’ 49” West, 383.00 feet to the point or place of beginning.
Said parcel is also shown as “Proposed Lot No. 1” on certain maps entitled “LAND OF DANBURY BUILDINGS, INC.”, Overall Subdivision Plan and Final Plan of Subdivision, dated January 22, 1988, certified by C. James Osborne, Jr. R.L.S., P.C., which maps are on file in the Danbury Land Records as Maps 8899 and 8900 (9 sheets).

Together with a Reservation set forth in a deed from Danbury Buildings, inc. to RC Development Associates Limited Partnership, dated June 26, 1989 and recorded June 29, 1989 in Volume 925 at Page 945 of the Danbury Land Records.
Together with the easements set forth in an Amendment and Restatement of Reciprocal Easement and Covenant Agreement by and among Danbury Buildings Inc., The Reserve Master Association, Inc. and WCI Communities Inc. dated June 13, 2007 and recorded on June 20, 2007 in Volume 1941 at Page 809 of the Danbury Land Records.
Together with the easements set forth in a Reciprocal Easement Agreement by and among Danbury Buildings, Inc., Danbury Buildings Co., L.P. and GERA Danbury LLC dated June 14, 2007, and recorded on June 20, 2007 in Volume 1941 at Page 866 of the Danbury Land Records.

SCHEDULE B
TO THE AMENDED AND RESTATES
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
GERA PROPERTY ACQUISITION LLC

Name and Address	Percentage Interest

Matrix Connecticut, LLC c/o Glenn Nelson The Matrix Realty Group, Inc. 732 Smithtown Bypass, Suite 200 Smithtown, New York 11787	100%